Exhibit 4.7


                                SECOND AMENDMENT
                                       OF
                   KTLA INC. HOURLY EMPLOYEES' RETIREMENT PLAN

                        (Effective as of January 1, 1992)



                  WHEREAS, KTLA Inc. (the "Company") established KTLA Inc.

Hourly Employees' Retirement Plan (the "Plan") effective as of January 1, 1992;

and

                  WHEREAS, the Plan has been amended from time to time and

further amendment of the Plan is now considered desirable;


                  NOW, THEREFORE, by virtue and in exercise of the power

reserved to the Company by Section 12.1 of the Plan, the Plan be and it hereby is further amended, effective January 1, 1998, as follows:


             1.   By adding the following at the end of Section 7.4 of the

Plan: "Notwithstanding the foregoing, if a Participant's vested account balance at the time of distribution (or any prior distribution) exceeds $5,000,

distribution shall not be made to the Participant before he attains age 65 unless he consents thereto."

             2.   By substituting "$5,000" for "$3,500" wherever the latter

appears in Sections 7.4 and 7.5 of the Plan.